February 2020

Preliminary Terms No. 3,457

Registration Statement Nos. 333-221595; 333-221595-01

Dated February 26, 2020

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Fixed Coupon Auto-Callable Securities due February 28, 2023, With 6-month Initial Non-Call Period

Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

The Fixed Coupon Auto-Callable Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, and do not guarantee the repayment of any principal. The securities offer the opportunity for investors to earn a fixed monthly coupon at an annual rate of 8.76%. In addition, if the determination closing price of the underlying stock is greater than or equal to the redemption threshold level on any monthly determination date after the first six months, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related monthly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final monthly coupon, either (i) if the final share price of the underlying stock is greater than or equal to the downside threshold level, the stated principal amount, or (ii) if the final share price of the underlying stock is less than the downside threshold level, an amount that reflects the full depreciation in the price of the underlying stock over the term of the securities. Under these circumstances, investors will be exposed to the decline in the underlying stock on a 1-to-1 basis and will receive a payment at maturity that is significantly less than the stated principal amount of the securities and that could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying stock. The securities are for investors who are willing to risk their principal and forgo the opportunity to participate in any appreciation of the underlying stock in exchange for the opportunity to earn interest at a potentially above-market rate. The securities are unsecured obligations issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stock:	Teva Pharmaceutical Industries Limited American Depositary Shares (“ADSs”), each Teva Pharmaceutical Industries Limited ADS representing one ordinary share of Teva Pharmaceutical Industries Limited
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	February 26, 2020
Original issue date:	February 28, 2020 (2 business days after the pricing date)
Maturity date:	February 28, 2023
Early redemption:	Following the initial 6-month non-call period, if, on any determination date other than the final determination date, the determination closing price of the underlying stock is greater than or equal to the redemption threshold level, the securities will be automatically redeemed for an early redemption payment on the coupon payment date immediately following such determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the monthly coupon for the related monthly interest period.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date
Monthly coupon:	Unless the securities have been previously redeemed, a monthly coupon at an annual rate of 8.76% (corresponding to approximately $7.30 per month per security) is paid on each coupon payment date.
Determination dates:	August 25, 2020, September 23, 2020, October 23, 2020, November 24, 2020, December 22, 2020, January 25, 2021, February 24, 2021, March 24, 2021, April 23, 2021, May 25, 2021, June 23, 2021, July 23, 2021, August 25, 2021, September 23, 2021, October 25, 2021, November 23, 2021, December 22, 2021, January 25, 2022, February 23, 2022, March 23, 2022, April 25, 2022, May 25, 2022, June 23, 2022, July 25, 2022, August 24, 2022, September 23, 2022, October 25, 2022, November 22, 2022, December 22, 2022, January 25, 2023 and February 23, 2023, subject to postponement for non-trading days and certain market disruption events. We also refer to February 23, 2023 as the final determination date.
Coupon payment dates:	March 28, 2020, April 28, 2020, May 28, 2020, June 28, 2020, July 28, 2020, August 28, 2020, September 28, 2020, October 28, 2020, November 28, 2020, December 28, 2020, January 28, 2021, February 28, 2021, March 28, 2021, April 28, 2021, May 28, 2021, June 28, 2021, July 28, 2021, August 28, 2021, September 28, 2021, October 28, 2021, November 28, 2021, December 28, 2021, January 28, 2022, February 28, 2022, March 28, 2022, April 28, 2022, May 28, 2022, June 28, 2022, July 28, 2022, August 28, 2022, September 28, 2022, October 28, 2022, November 28, 2022, December 28, 2022, January 28, 2023 and the maturity date; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The monthly coupon for the final interest period will be paid on the maturity date.
Payment at maturity:	If the securities have not been redeemed prior to the maturity date, investors will receive a payment at maturity per stated principal amount determined as follows:
	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the monthly coupon for the final interest period
• If the final share price is less than the downside threshold level:

(i) the monthly coupon for the final interest period plus (ii) the product of (a) the stated principal amount and (b) the share performance factor

Under these circumstances, investors will lose a significant portion, and may lose all, of their principal.

Share performance factor:	The final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Redemption threshold level:	$ , which is equal to 100% of the initial share price
Downside threshold level:	$ , which is equal to 60% of the initial share price
Initial share price:	$ , which is equal to the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date times the adjustment factor on such date
CUSIP:	61770FNA0
ISIN:	US61770FNA02
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $946.00 per security, or within $15.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$	$
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	See “Use of proceeds and hedging” on page 21.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Auto-Callable Securities dated November 16, 2017      Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due February 28, 2023, With 6-month Initial Non-Call Period

Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

Investment Summary

Fixed Coupon Auto-Callable Securities

Principal at Risk Securities

The Fixed Coupon Auto-Callable Securities due February 28, 2023, With 6-month Initial Non-Call Period, Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited, which we refer to as the securities, provide an opportunity for investors to earn a fixed monthly coupon at an annual rate of 8.76%. If the determination closing price of the underlying stock is greater than or equal to the redemption threshold level on any monthly determination date after the first six months, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related monthly coupon. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be, in addition to the final monthly coupon, either (i) if the final share price of the underlying stock is greater than or equal to the downside threshold level, the stated principal amount, or (ii) if the final share price of the underlying stock is less than the downside threshold level, an amount that reflects the full depreciation in the price of the underlying stock over the term of the securities. Under these circumstances, investors will be exposed to the decline in the underlying stock on a 1-to-1 basis and will receive a payment at maturity that is significantly less than the stated principal amount of the securities and that could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying stock.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $946.00, or within $15.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the monthly coupon rate, the redemption threshold level and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

February 2020	Page 2

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due February 28, 2023, With 6-month Initial Non-Call Period

Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a fixed monthly coupon at an annual rate of 8.76%. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable monthly coupon, and the payment at maturity will vary depending on the final share price of the underlying stock, as follows:

Scenario 1

Following the initial 6-month non-call period, on any determination date other than the final determination date, the determination closing price is greater than or equal to the redemption threshold level.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the monthly coupon for the related monthly interest period. No further payments will be made on the securities once they have been redeemed.

▪ Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price of the underlying stock is greater than or equal to the downside threshold level.

▪ The payment due at maturity will be (i) the stated principal amount plus (ii) the monthly coupon for the final interest period.

▪ Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price of the underlying stock is less than the downside threshold level.

▪ The payment due at maturity will be (i) the monthly coupon for the final interest period plus (ii) the product of (a) the stated principal amount and (b) the share performance factor.

▪ Investors will lose a significant portion, and may lose all, of their principal in this scenario.

February 2020	Page 3

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due February 28, 2023, With 6-month Initial Non-Call Period

Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$15.00
Hypothetical Downside Threshold Level:	$9.00, which is 60% of the hypothetical initial share price
Hypothetical Redemption Threshold Level:	$15.00, which is 100% of the hypothetical initial share price
Hypothetical Adjustment Factor:	1.0
Monthly Coupon:	8.76% per annum (corresponding to approximately $7.30 per month per security)[1]
Stated Principal Amount:	$1,000 per security

1 The actual monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical monthly coupon of $7.30 is used in these examples for ease of analysis.

How to determine whether the securities are redeemed early (after the 6-month initial non-call period):

In Example 1, the determination closing price of the underlying stock is greater than or equal to the hypothetical redemption threshold level of $14.25 on the second determination date (after the 6-month initial non-call period).

	Example 1
Determination Dates (after the 6-month Initial Non-Call Period)	Hypothetical Determination Closing Price	Monthly Coupon	Early Redemption Amount*
#1 (August 2020)	$14.00	$7.30	N/A
#2 (September 2020)	$18.00	—*	$1,007.30

* The Early Redemption Amount includes the unpaid monthly coupon for the related monthly interest period.

▪	In Example 1, the securities are automatically redeemed following the second determination date (after the 6-month initial non-call period), as the determination closing price on the second determination date is greater than the redemption threshold level. You receive the early redemption payment, calculated as follows:

stated principal amount + monthly coupon = $1,000 + $7.30 = $1,007.30

In this example, the early redemption feature limits the term of your investment to approximately 7 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving monthly coupons. Further, although the underlying stock has appreciated by 20% from its initial share price as of the second determination date (after the 6-month initial non-call period), you receive only $1,007.30 per security and do not benefit from such appreciation.

How to determine the payment at maturity:

In the following examples, the determination closing price of the underlying stock is less than the redemption threshold level on each determination date prior to the final determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity. In each of examples 2, 3 and 4 below, investors receive, in addition to the payment at maturity, the monthly coupon of $7.30 throughout the term of the securities.

Examples 2, 3 and 4 illustrate the payment at maturity per security based on the final share price.

Example 2
Hypothetical Final Share Price	Payment at Maturity*
$17.25	$1,007.30

* The Payment at Maturity includes the unpaid monthly coupon for the final interest period.

February 2020	Page 4

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due February 28, 2023, With 6-month Initial Non-Call Period

Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

Example 2—The securities are not redeemed prior to maturity, as the determination closing price is less than the redemption threshold level on each determination date prior to the final determination date. The final share price has increased 15% above the initial share price to $17.25, and investors receive at maturity $1,007.30 per security, equal to the stated principal amount plus the final monthly coupon. Even though the underlying stock has increased significantly above the initial share price as of the final determination date, investors do not participate in any appreciation of the underlying stock.

Example 3
Hypothetical Final Share Price	Payment at Maturity*
$12.75	$1,007.30

* The Payment at Maturity includes the unpaid monthly coupon for the final interest period.

Example 3—The securities are not redeemed prior to maturity, as the determination closing price is less than the redemption threshold level on each determination date prior to the final determination date. The final share price has decreased 15.00% below the initial share price to $12.75. However, because the final share price of the underlying stock is not less than the downside threshold level, investors receive at maturity $1,007.30 per security, equal to the stated principal amount plus the final monthly coupon.

Example 4
Hypothetical Final Share Price	Payment at Maturity*
$6.00	$407.30

* The Payment at Maturity includes the unpaid monthly coupon for the final interest period.

Example 4— The securities are not redeemed prior to maturity, as the determination closing price is less than the redemption threshold level on each determination date prior to the final determination date. The final share price has decreased 60% below the initial share price to $6.00. Because the final share price of the underlying stock is less than the downside threshold level, investors will receive, in addition to the final monthly coupon, an amount that reflects the full depreciation in the price of the underlying stock over the term of the securities.  The payment at maturity is significantly less than the stated principal amount and is calculated as follows:

Payment at maturity = final monthly coupon + (stated principal amount × share performance factor) = $7.30 + ($1,000 × 0.4) = $407.30

If the final share price of the underlying stock is less than the downside threshold level, you will be fully exposed to the depreciation in the price of the underlying stock at maturity, and your payment at maturity (aside from the final monthly coupon) will be significantly less than the stated principal amount and could be zero.

February 2020	Page 5

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due February 28, 2023, With 6-month Initial Non-Call Period

Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock at maturity, as compared to the initial share price, on a 1-to-1 basis and you will receive a payment at maturity that is less than 60% of the stated principal amount and could be zero. There is no minimum payment at maturity, and you could lose your entire investment in the securities.

▪	Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the monthly coupon that is paid for each monthly interest period until maturity or an early redemption.

▪	The automatic early redemption feature may limit the term of your investment to approximately six months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first six months of the term of the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the trading price of the underlying stock on any day, including in relation to the downside threshold level, will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying stock,

o	dividend rates on the underlying stock,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Teva Pharmaceutical Industries Limited” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities on each coupon payment date, upon automatic redemption or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated

February 2020	Page 6

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due February 28, 2023, With 6-month Initial Non-Call Period

Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

▪	There are important differences between the rights of holders of ADSs and the rights of holders of the common stock of a foreign company. The underlying stock is the ADSs of Teva Pharmaceutical Industries Limited and not the ordinary shares represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding ordinary shares. Each ADS is a security evidenced by American depositary receipts that represents a certain number of ordinary shares of a foreign company. Generally, ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of ordinary shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding ordinary shares may be significant and may materially and adversely affect the value of the securities.

▪	Investing in the securities is not equivalent to investing in the ADSs of Teva Pharmaceutical Industries Limited. Investors in the securities will not participate in any appreciation in the underlying stock, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

▪	No affiliation with Teva Pharmaceutical Industries Limited. Teva Pharmaceutical Industries Limited is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Teva Pharmaceutical Industries Limited in connection with this offering.

▪	We may engage in business with or involving Teva Pharmaceutical Industries Limited without regard to your interests. We or our affiliates may presently or from time to time engage in business with Teva Pharmaceutical Industries Limited without regard to your interests and thus may acquire non-public information about Teva Pharmaceutical Industries Limited. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports

February 2020	Page 7

Morgan Stanley Finance LLC

Fixed Coupon Auto-Callable Securities due February 28, 2023, With 6-month Initial Non-Call Period

Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

with respect to Teva Pharmaceutical Industries Limited, which may or may not recommend that investors buy or hold the underlying stock.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final determination date. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before the final determination date, this may decrease the final share price of the underlying stock to be less than the downside threshold level (resulting in a loss of a significant portion of all of your investment in the securities), materially and adversely affecting your return.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard

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Principal at Risk Securities

way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers will carry out hedging activities related to the securities (and to other instruments linked to the underlying stock), including trading in the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial share price, and, as a result, could increase (i) the price at or above which the underlying stock must close on any determination date after the first six months so that the securities are redeemed prior to maturity for the early redemption payment, and (ii) the downside threshold level, which, if the securities are not redeemed prior to maturity, is the price at or above which the underlying stock must close on the final determination date in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates, and, accordingly, whether the securities are automatically called prior to maturity, and, if the securities are not called prior to maturity, the payout to you at maturity, if any.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the redemption threshold level, the downside threshold level and the final share price, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the adjustment factor. These potentially subjective determinations may affect the payout to you upon an automatic early redemption or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information―Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a unit consisting of (i) a Put Right (as defined below under “Additional Information―Tax considerations”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “Additional Information―Tax considerations”), in exchange for a cash amount based on the performance of the underlying stock, and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right. Alternative U.S. federal income tax treatments of the securities are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the securities the timing and the character of income on the securities might differ significantly from the tax treatment described herein. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely

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Principal at Risk Securities

affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the entire coupon on the securities should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “Additional Information―Tax considerations—FATCA”). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the IRS notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

Teva Pharmaceutical Industries Limited Overview

Teva Pharmaceutical Industries Limited, incorporated in Israel, is a global pharmaceutical company that produces drugs in major treatment categories, including generics, specialty medicines and biopharmaceuticals. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Teva Pharmaceutical Industries Limited pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-16174 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Teva Pharmaceutical Industries Limited may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

Information as of market close on February 24, 2020:

Bloomberg Ticker Symbol:	TEVA
Exchange:	NYSE
Current Stock Price:	$12.70
52 Weeks Ago:	$17.60
52 Week High (on 2/25/2019):	$17.60
52 Week Low (on 8/15/2019):	$6.16
Current Dividend Yield:	N/A

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter from January 1, 2017 through February 24, 2020. The closing price of the underlying stock on February 24, 2020 was $12.70. The associated graph shows the closing prices of the underlying stock for each day from January 1, 2015 through February 24, 2020. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the determination dates.

American Depositary Shares of Teva Pharmaceutical Industries Limited (CUSIP 881624209)	High ($)	Low ($)	Dividends ($)
2017
First Quarter	37.96	32.09	0.289
Second Quarter	33.22	27.82	0.289
Third Quarter	33.31	15.41	0.07225
Fourth Quarter	19.10	11.23	0.07225
2018
First Quarter	22.07	16.68	-
Second Quarter	24.71	16.77	-
Third Quarter	25.65	21.06	-
Fourth Quarter	23.84	14.59	-
2019			-
First Quarter	20.01	15.58	-
Second Quarter	15.72	8.12	-
Third Quarter	9.60	6.16	-
Fourth Quarter	10.72	6.53	-
2020			-
First Quarter (through February 24, 2020)	13.45	8.92	-

We make no representation as to the amount of dividends, if any, that Teva Pharmaceutical Industries Limited may pay in the future. In any event, as an investor in the Fixed Coupon Auto-Callable Securities, you will not be entitled to receive dividends, if any, that may be payable on the American Depositary Shares of Teva Pharmaceutical Industries Limited.

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Based on the Performance of the American Depositary Shares of Teva Pharmaceutical Industries Limited

Principal at Risk Securities

American Depositary Shares of Teva Pharmaceutical Industries Limited – Daily Closing Prices January 1, 2015 to February 24, 2020

* The red solid line indicates the hypothetical downside threshold level, assuming the closing share price on February 24, 2020 were the initial share price.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Teva Pharmaceutical Industries Limited. We have derived all disclosures contained in this document regarding Teva Pharmaceutical Industries Limited stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Teva Pharmaceutical Industries Limited. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Teva Pharmaceutical Industries Limited is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Teva Pharmaceutical Industries Limited could affect the value received at maturity with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Day count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Interest period:	Monthly
Record date:	The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any monthly coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.
Underlying stock:	The accompanying product supplement refers to the underlying stock as the “underlying shares.”
Underlying stock issuer:	Teva Pharmaceutical Industries Limited. The accompanying product supplement refers to the underlying stock issuer as the “underlying company.”
Postponement of coupon payment dates (including the maturity date):	If any determination date is postponed due to a non-trading day or certain market disruption event so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date), the coupon payment date (or the maturity date) will be postponed to the second business day following that determination date as postponed, and no adjustment shall be made to any monthly coupon payment made on that postponed date.
Antidilution adjustments:

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement for auto-callable securities from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the underlying stock or the underlying ordinary shares represented by the underlying stock (the “ordinary shares”), including, without limitation, as a result of the issuance of any tracking stock by the underlying stock issuer, (ii) the underlying stock issuer or any surviving entity or subsequent surviving entity of the underlying stock issuer (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying stock issuer or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying stock issuer is liquidated, (v) the underlying stock issuer issues to all of its shareholders equity securities of an issuer other than the underlying stock issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock or the ordinary shares (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining whether an early redemption has occurred and the amount payable upon an early redemption date or at maturity for each security will be as follows:

•     Upon any determination date following the effective date of a reorganization event and prior to the final determination date: If the exchange property value (as defined below) is greater than or equal to the redemption threshold level, the securities will be automatically redeemed for an early redemption payment.

•     Upon the final determination date, if the securities have not previously been automatically redeemed: You will receive for each security that you hold a payment at maturity equal to:

➢ If the exchange property value on the final determination date is greater than or equal to the downside threshold level: (i) the stated principal amount plus (ii) the monthly coupon for the final interest period.

➢ If the exchange property value on the final determination date is less than the downside threshold level: (i) the monthly coupon for the final interest period plus (ii) the product of (a) the stated principal amount and (b) the share performance factor. For purposes of calculating the share performance factor, the “final share price” will be deemed to equal the per-share cash value, determined as of the final determination date, of the securities, cash or any other assets distributed to holders of the underlying stock in or as a result of any such reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying stock, (B) in the case of a spin-off event, the share of the underlying stock with respect to which the spun-off security was issued, and (C) in the case of any other reorganization event where the underlying stock continues to be held by the holders receiving such distribution, the underlying stock (collectively, the “exchange property”).

In the event that the underlying stock is no longer listed on a primary U.S. securities exchange and the ordinary shares are listed on a primary U.S. securities exchange, the calculation agent, in its sole discretion, will adjust the adjustment factor such that the product of the last reported sale price of the underlying stock and the adjustment factor at the last time the underlying stock were listed equals the product of the last reported sale price of the ordinary shares and the adjusted adjustment factor at such time, and the ordinary shares will take the place of the underlying stock.

In the event that the underlying stock issuer or the depositary for the underlying stock elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of the ordinary shares that are represented by each share of underlying stock, the adjustment factor on any trading day after

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Principal at Risk Securities

the change becomes effective will be proportionally adjusted. In addition, if any event requiring an adjustment to be made to the adjustment factor pursuant to paragraph 2, 3, 4 or 5 above would result in a different adjustment with respect to the underlying stock than with respect to the ordinary shares, the calculation agent will adjust the adjustment factor based solely on the effect of such event on the underlying stock.

If exchange property includes a cash component, investors will not receive any interest accrued on such cash component. In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the exchange property value is less than the redemption threshold level or less than the downside threshold level, “exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such exchange property received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this offering document and in the related product supplement with respect to the securities to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect. The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the adjustment factor will be made up to the close of business on the final determination date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the determination closing price or the final share price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the securities made pursuant to paragraph 5 above upon written request by any investor in the securities.

Listing:	The securities will not be listed on any securities exchange.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the

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Principal at Risk Securities

business day immediately following the final determination date as postponed.

In the event that the securities are subject to early redemption, the issuer shall, (i) on the business day following the applicable determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the securities by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as monthly coupon with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date, and (ii) deliver the aggregate cash amount due with respect to the monthly coupon to the trustee for delivery to the depositary, as holder of the securities, on the applicable coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•     purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•     hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•     certain financial institutions;

•     insurance companies;

•     certain dealers and traders in securities or commodities;

•     investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•     regulated investment companies;

•     real estate investment trusts; or

•     tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security, under current law, for U.S. federal income tax purposes, as a unit consisting of the following:

(i)        a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based on the performance of the underlying stock; and

(ii)        a deposit with us of a fixed amount of cash, equal to the issue price, to secure your

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Principal at Risk Securities

obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, a portion of the coupon on the securities will be treated as the Yield on the Deposit, and the remainder will be attributable to the premium on the Put Right (the “Put Premium”). The Yield on the Deposit will be determined by us as of the pricing date and set forth in the applicable pricing supplement.

We will allocate 100% of the issue price of the securities to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours. This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the securities described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities. Under the characterization described above under “—General,” only a portion of the coupon payments on the securities will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the Put Premium. To the extent attributable to the Yield on the Deposit, coupon payments on the securities should generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price. The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Securities. If a U.S. Holder receives the stated principal amount of a security in cash (excluding cash attributable to coupon payments on the security, which would be taxed as described above under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised. In such case, the U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the securities (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of a Cash Amount Based on the Performance of the Underlying Stock upon Maturity of the Securities. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the securities, which would be taxed as described above under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the securities, the Put

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Right will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Right. In such case, the U.S. Holder will not recognize any gain or loss in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of cash received by the U.S. Holder at maturity (excluding cash attributable to coupon payments on the securities), plus the total Put Premium received by the U.S. Holder over the term of the securities (including the Put Premium received at maturity) and (ii) the Deposit.

Sale or Exchange of the Securities Prior to Settlement. Upon the sale or exchange of a security, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit if the U.S. Holder has held the securities for more than one year at the time of such sale or exchange and short-term capital gain or loss otherwise. The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a security (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Securities”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the security, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the security, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the security equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to treat a security or the Deposit as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing. Furthermore, if the securities or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the securities or the Deposit would generally be treated as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative U.S. federal income tax characterizations or treatments of the securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the securities. It is possible, for example, that a security could be treated as constituting an “open transaction” with the result that the coupon payments on the securities might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or settlement of the securities. Alternatively, the entire coupon on the securities could be required to be included in income by a U.S. Holder at the time received or accrued. Other alternative characterizations are also possible. Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income).

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Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;

•     a foreign corporation; or

•     a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

General

Assuming the treatment of the securities as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and FATCA, payments with respect to a security, and gain realized on the sale, exchange or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•     the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•     the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•     the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•     the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a

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security under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the securities.

Moreover, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we (or any financial intermediary) may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain

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financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as interest or other FDAP income). While the treatment of the securities is unclear, you should assume that the yield on the Deposit will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat the entire amount of the coupon payments as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying stock, in futures and/or options contracts on the underlying stock, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial share price, and, as a result, could increase (i) the price at or above which the underlying stock must close on any determination date after the first six months so that the securities are redeemed prior to maturity for the early redemption payment, and (ii) the downside threshold level, which, if the securities are not redeemed prior to maturity, is the price at or above which the underlying stock must close on the final determination date in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the determination dates, by purchasing and selling the underlying stock, options contracts relating to the underlying stock or any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying stock, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the

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purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or

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any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL or any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for auto-callable securities if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for auto-callable securities or in the prospectus.

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